As filed with the Securities and Exchange Commission on November 5, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
____________________________________________________

TESORO CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware		95-0862768
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
19100 Ridgewood Pkwy San Antonio, Texas 78259
(210) 626-6000 (Address of principal executive offices)

TESORO CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN
(Full Title of the Plans)

Charles S. Parrish, Esq. Tesoro Corporation Executive Vice President, General Counsel and Secretary 19100 Ridgewood Pkwy. San Antonio, Texas 78259 (210) 626-6000	Copies to: Nancy Wyman Furney Winstead PC 500 Winstead Building 2728 North Harwood Street Dallas, Texas 75201 (214) 745-5400

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations (1)	$152,000,000	100%	$152,000,000 (2)	$15,306.40
(1)    The Deferred Compensation Obligations include general unsecured obligations of the Registrant to pay up to $152,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Tesoro Corporation Executive Deferred Compensation Plan.

(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, the amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Tesoro Corporation Executive Deferred Compensation Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Tesoro Corporation Executive Deferred Compensation (the "Plan") as specified under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as otherwise indicated, are hereby incorporated by reference in this Registration Statement and shall be deemed to be part hereof:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Commission on February 24, 2015;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the Commission on May 8, 2015;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as filed with the Commission on August 6, 2015; and

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, as filed with the Commission on October 29, 2015; and

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 4, 2015, March 30, 2015, April 23, 2015, May 8, 2015, August 5, 2015, August 6, 2015 and October 28, 2015.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
Item 4. Description of Securities.
The Plan is intended to constitute a non-qualified deferred compensation plan that, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, is unfunded and established primarily for the purpose of providing deferred compensation to certain officers of the Registrant (the "Participants"). The Plan is an unfunded deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Pursuant to the terms of the Plan, the Registrant will provide eligible Participants the opportunity to defer receipt of up to 50% of their non-bonus compensation (as defined in the Plan) and up to 100% of their bonus compensation (as defined in the Plan) earned for the respective calendar year during which services are performed for the Registrant by the Participant. In addition, the Registrant will credit the accounts of eligible Participants with a supplemental matching award and, at the sole discretion of the Registrant, a supplemental discretionary award for the respective calendar year during which services are performed for the Registrant by the Participant.

Amounts deferred by a Participant or matched or otherwise credited by the Registrant under the Plan will be credited to certain deferral accounts that will be used to determine the amounts to be paid to the Participant under the Plan. Each deferral account represents an unfunded, unsecured promise by the Registrant to pay such amounts in the future, and does not represent ownership, or any ownership interest in, any particular assets of the Registrant. All amounts deferred by a Participant remain the general assets of the Registrant until paid.
Amounts deferred by Participants will be fully vested and nonforfeitable at all times. Participants will vest in amounts attributable to the Registrant's supplemental match upon the completion of three years of service with the Registrant. Participants will vest in amounts attributable to the Registrant's supplemental discretionary award, if any, in accordance with the terms of the award agreement pursuant to which the supplemental discretionary award is awarded. Until fully distributed, Participant deferral accounts will be adjusted with earnings, losses, appreciation and depreciation, based on the performance of certain hypothetical investments chosen by the Participant from time to time, based on a list of investments provided by the Employee Benefits Committee appointed by the Compensation Committee of the Registrant, which list shall at no time include the common stock of the Registrant or its subsidiaries. Participants may change their investment allocations at any time, subject to reasonable administrative restrictions. The Registrant is not required to invest any assets to mirror Participant investment allocations, but may elect to do so.
Account balances will be paid in cash by the Registrant on the date or dates selected by the Participant in a lump sum or in installments over a period of 2-to-15 years as initially elected by the Participant and in accordance with the terms of the Plan or as otherwise provided in the Plan. In general, Participants may elect to have their account balance paid, or commence to be paid, on a specific date or upon a separation from service with the Registrant. In the event a Participant elects to be paid upon the Participant's separation from service with the Registrant, such Participant will be paid, or commence to be paid, their account balance on the later of (i) the first business day of January immediately following the Participant's separation from service or, if later, (ii) the first business day of the seventh month following the Participant's separation from service with the Registrant. Distribution of account balances may also be made in the discretion of the Employee Benefits Committee appointed by the Compensation Committee of the Registrant in the event that a Participant suffers an “unforeseeable emergency”, as such term is defined in the Plan. In addition, benefits will be paid to a Participant’s beneficiary as soon as practicable following a Participant’s death.
The deferred compensation obligations of the Registrant that arise under the Plan (the "Deferred Compensation Obligations") will be unsecured general obligations of the Registrant to pay deferred compensation in the future from the general assets of the Registrant and in accordance with the terms of the Plan. All payments made under the Plan shall be made directly by the Registrant from its general assets subject to the terms and claims of any creditors and no deferred compensation under the Plan shall be segregated or earmarked or held in trust. Participants shall be unsecured creditors of the Registrant with respect to all Deferred Compensation Obligations owed to them under the Plan. The right to receive payment of the deferred Obligations under the Plan may not be assigned, sold, transferred, pledged, or encumbered, except to such extent as may be required by law.
The Registrant may amend, modify or terminate the Plan at any time without the consent of the Participants, provided that no such action may adversely affect the rights of a Participant under the Plan without the consent of such Participant (subject to any deemed investment losses); and provided further that no such action will result in the distribution of benefits under the Plan earlier than as scheduled except as and to the extent permitted by applicable law and under applicable provisions of the Plan.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

Article 7 of the Registrant's By-laws requires indemnification to the full extent authorized or permitted by the laws of the State of Delaware of any person who is made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer, or employee of the Registrant or serves or served any other enterprise at the request of the Company.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.
Article Ninth of the Registrant's Restated Certificate of Incorporation, as amended, provides that a director will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payment of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of the Registrant and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act, for acts or omissions by such persons while acting as directors or officers of the Registrant and/or its subsidiaries, as the case may be.
The Registrant has entered into indemnification agreements with its directors and certain of its officers.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.
See Index to Exhibits.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on the 5th day of November, 2015.

TESORO CORPORATION
By: /s/ Gregory J. Goff Gregory J. Goff Chairman, President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Gregory J. Goff and Charles S. Parrish his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gregory J. Goff Gregory J. Goff	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 5, 2015
/s/ Steven M. Sterin Steven M. Sterin	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 5, 2015
/s/ Tracy D. Jackson Tracy D. Jackson	Vice President and Controller (Principal Accounting Officer)	November 5, 2015
/s/ Rodney F. Chase Rodney F. Chase	Director	November 5, 2015
/s/ Robert W. Goldman Robert W. Goldman	Director	November 5, 2015
/s/ David Lilley David Lilley	Director	November 5, 2015
/s/ Mary Pat McCarthy Mary Pat McCarthy	Director	November 5, 2015
/s/ J.W. Nokes J.W. Nokes	Director	November 5, 2015
/s/ Susan Tomasky Susan Tomasky	Director	November 5, 2015
Michael E. Wiley	Director
/s/ Patrick Y. Yang Patrick Y. Yang	Director	November 5, 2015

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1
Restated Certificate of Incorporation of the Registrant, dated August 10, 2012 (incorporated by reference to Exhibit 3.1 to the Registrant's Registration on Form S-3ASR filed on September 13, 2012, File No. 333-183872).

4.2
Amended and Restated Bylaws of the Registrant, effective November 6, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed on November 7, 2013, File No. 1-3473).

4.3
Tesoro Corporation Executive Deferred Compensation Plan, dated as of January 1, 2016 (incorporated by reference to Exhibit 10.4 to the Registrant's Quarterly Report on Form 10-Q filed on October 29, 2015, File No. 1-3473).

*5.1	Opinion of Winstead PC.

*23.1	Consent of Winstead PC (contained in Exhibit 5.1).

*23.2	Consent of Ernst & Young LLP.

*24.1	Power of Attorney (included on signature page of this Registration Statement).

____________________
* Filed herewith.